HOLLYER BRADY SMITH TROXELL
           BARRETT ROCKETT HINES & MONE LLP
                   551 Fifth Avenue
                  New York, NY 10176

                  Tel: (212) 818-1110
                  FAX: (212) 818-0494
             e-mail: wldbst@ix.netcom.com


                               March 18, 1997


Cash Assets Trust
380 Madison Avenue, Suite 2300
New York, New York 10017

Gentlemen:

     You have requested that we render an opinion to Cash Assets Trust the (the "Trust") with respect to post-effective amendment No. 21 to the Registration Statement of the Trust under the Securities Act of 1933 to increase the number of its registered shares pursuant to Section 24(e) of the Investment Company Act of 1940 (the "1940 Act") and the
Rules of the Securities and Exchange Commission thereunder.

     We have examined originals or copies, identified to our satisfaction as being true copies, of those corporate records of the Trust, certificates of public officials, and other documents and matters as we have deemed necessary for the purpose of this opinion. We have assumed without independent verification the authenticity of the documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies.

     Upon the basis of the foregoing and in reliance upon such other matters as we deem relevant under the circumstances, it is our opinion that the shares of each of the three portfolios of the Trust as described in the Amendment, when issued and paid for in accordance with the terms set forth in the prospectus and statement of additional information each portfolio of the Trust forming a part of its then effective
Registration Statement as heretofore, hereby and hereafter amended, will be duly issued, fully-paid and non-assessable to the extent set forth therein.

     This letter is furnished to you pursuant to your request and to the requirements imposed upon you by
Section 24(e) under the Act and is intended solely for your use for the purpose of completing the filing of the amendment with the Commission. This letter may not be used for any other purpose or furnished to or relied upon by any other persons, or included in any filing made with any other regulatory authority, without our prior written consent.

     We hereby consent to the filing of this opinion with said amendment.

                            Very truly yours,

                           HOLLYER BRADY SMITH TROXELL
                      BARRETT ROCKETT HINES & MONE LLP

                              /s/ W.L.D. Barrettt

                                W.L.D. Barrett, Partner